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EXHIBIT 99.1

Contact: Stephen Tisdell
         Chief Financial Officer
         (615) 297-4255 X265
         stisdell@parking.com


                      CENTRAL PARKING CORPORATION ANNOUNCES
                       PRELIMINARY RESULTS FOR FISCAL 1999

                    CONTINUED GROWTH EXPECTED IN FISCAL 2000

NASHVILLE, Tenn. (Dec. 2, 1999) - Central Parking Corporation (NYSE:CPC) yesterday announced the preliminary indications that earnings for its fiscal year ended September 30, 1999 (excluding merger costs, integration-related expenses and real estate transactions) will reflect an approximate 40% increase from the $0.72 per diluted share for fiscal 1998. The Company stated today that preliminary revenues for fiscal 1999 totaled approximately $737 million, a 23% increase over $600.4 million for fiscal 1998.

         The results for fiscal year 1998 include the results of Allright Holdings, Inc. which was merged with a wholly owned subsidiary of Central Parking Corporation in March 1999.

         Monroe Carell, Jr., Chairman and Chief Executive Officer, said, "Our results for fiscal 1999 extended the Company's long-term record of growth. Our expansion during fiscal 1999 included a 56% increase in the number of parking spaces operated from 1,023,000 to 1,600,000. An important portion of this growth was the result of our ongoing marketing activities, the majority of the increase is clearly attributable to the merger of Allright Holdings. This was by far the largest transaction that we have ever undertaken, and we are pleased with its performance thus far. We understood that integrating these new properties into our existing operations would challenge our managerial resources. As a result of the delay caused by the Department of Justice review, it was necessary to overlay the integration of the Allright properties into the same time period as had been previously scheduled for the Company's major system conversion."

         "While the Company is continuing its closing process, preliminary indications are that earnings for the fourth quarter (excluding merger costs, integration-related expenses and real estate gains) were approximately unchanged from the $0.19 per diluted share in the year-earlier period and the fiscal year of approximately $1.01 versus the restated $0.72. This period is seasonally not the strongest quarter of the year for our business, and we experienced a number of variances, principally higher-than-expected health insurance costs; increased corporate general and administrative expenses; and lower-than-expected lot operating profit in certain cities. About $0.04 per share of the shortfall from expectations was related to non-recurring events, and we are addressing the other variances aggressively. The benefit of the remedial steps that have been taken should be evident as we progress into fiscal 2000."

         Carell added, "Our results for fiscal 2000 will be aided by our operation for a full year of the Allright properties and the other parking systems we acquired during fiscal 1999. Our principal focus is intently on maximizing the efficiency of our present operations. Based on our current planning, we expect earnings per share for fiscal 2000 to increase approximately 40% compared with our fiscal 1999 results. Central Parking Corporation is clearly positioned as the leader in our industry, and we have an exceptional opportunity to build on our proven core strengths not only during the coming year but also over the longer term. We also have the advantage of a sound financial position. Our EBITDA, excluding merger related expenses and real estate transactions for fiscal 1999, totaled $145 million, up 30% from $110 million in the prior year, and we generated approximately $67 million in free cash flow for fiscal 1999. We expect further significant growth in both these key measures."

Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. The Company operates approximately 4,795 parking facilities containing more than 1.6 million spaces at locations



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in 40 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom,
the Republic of Ireland, Spain, Germany, Malaysia, Chile and Mexico. Central Parking Corporation has a business development office in Amsterdam.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.


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